Exhibit 8

[Letterhead of Sullivan & Cromwell LLP]

February 12, 2003

Universal Corporation,

1501 North Hamilton Street,

Richmond, Virginia 23230.

Ladies and Gentlemen:

We have acted as your special tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $400,000,000 (or the equivalent thereof in another currency or composite currency) aggregate amount of debt securities of Universal Corporation (the “Company”). We hereby confirm to you that our opinion is as set forth under the caption “United States Taxation” in the prospectus (the “Prospectus”) included in the related Registration Statement on Form S-3 dated February 12, 2003 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP